Exhibit 99.1

Contact:	John C. Merriwether Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS FIRST QUARTER EARNINGS

NAPLES, FLORIDA (April 25, 2006) Health Management Associates, Inc. (NYSE: HMA) (“HMA” or the “Company”) announced today that earnings per share (diluted) and income from continuing operations for the first quarter ended March 31, 2006 were $0.36 and $86.8 million, respectively, on total revenue of $1,032.7 million. Included in the Company’s results for the first quarter is a $0.01 diluted earnings per share, or $2.8 million net income, impact from the write-off of deferred financing costs related to $276 million of convertible notes that were put to the Company during the first quarter.

HMA’s quarterly results include no business interruption insurance proceeds related to Hurricane Katrina’s impact on HMA’s Biloxi Regional Medical Center, located in Biloxi, Mississippi, which compares to approximately $2.6 million of business interruption proceeds recorded in the same period a year ago related to Hurricane Charley’s impact on HMA’s Charlotte Regional Medical Center, located in Punta Gorda, Florida. HMA anticipates receiving additional business interruption proceeds related to HMA’s Biloxi Regional Medical Center, but the timing of receipt of those proceeds is uncertain.

On October 1, 2005, HMA adopted FASB Statement No. 123(revised), Share Based Payment, (“SFAS 123(R)”) which requires the expensing of stock options and other share-based payments. HMA’s results for the first quarter include approximately $4.7 million of salaries and benefits expense related to stock-based compensation, representing an impact of approximately $0.01 per diluted share.

Net patient service revenue from continuing operations relating to hospitals owned and operated by HMA for one year or more increased 6.5% during the first quarter. Factors contributing to HMA’s revenue growth from continuing operations during the first quarter included a 3.3% increase in same hospital surgeries and a 6.7% increase in same hospital net revenue per adjusted admission. Same hospital admissions from continuing operations for the first quarter declined 2.1%, and same hospital adjusted admissions from continuing operations declined 0.1% compared to the same quarter

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Health Management Associates, Inc./Page 2

a year ago. HMA’s same hospitals from continuing operations experienced a 3.5% decline in emergency room visits for the first quarter, related primarily to more flu cases experienced in the quarter ended March 31, 2005. Total revenue for the Company increased 13.7%, total admissions grew 6.7%, adjusted admissions grew 6.8% and total surgeries increased 8.3% in the first quarter as compared to the same quarter a year ago, reflecting the admissions contribution from hospitals acquired by HMA during the twelve months ended March 31, 2006.

HMA’s same hospital EBITDA margins for the first quarter were 22.3% compared to 25.2% in the same period a year ago. A table reconciling EBITDA to GAAP follows the financial statements included with this press release. For the first quarter, cash flow from operations was $137.7 million, which includes cash interest and cash tax payments of $28.1 million.

During the first quarter, the results from Williamson Memorial Hospital in Williamson, West Virginia were reclassified as assets held-for-sale and the prior period has been restated. For the first quarter, after tax income from assets held-for-sale totaled $450,000.

Bad debt expense from continuing operations, as a percentage of total revenue, for the first quarter was 8.1% compared with 6.9% in the same period a year ago. HMA’s charity care/indigent write offs were 4.1% of gross revenue for the first quarter compared to 4.2% in the same quarter a year ago. On a continuing same hospital basis, uninsured admissions totaled approximately 6.5% of total admissions for the first quarter, which is a 50 basis point decrease, sequentially, when compared to the quarter ended December 31, 2005. HMA believes that the presence of a local business office at each of its hospitals improves billing accuracy, collection results, and quality. Up-front collection efforts continued to improve, as HMA’s business office personnel remained focused on collecting payments for both outpatient and inpatient services. Days sales outstanding were 66 days as of March 31, 2006, compared to 71 days a year ago.

“During this quarter, HMA continued to experience slower volume growth and higher levels of uncompensated care than we have experienced historically,” said Joseph V. Vumbacco, Chief Executive Officer and Vice Chairman of HMA. “We believe this dual challenge has impacted the hospital industry as a whole. HMA’s financial position remains strong, but the current environment merits a different strategic approach. At present, we are focusing on our existing operations in order to reinforce their performance and returns on capital.”

In 2006, HMA has completed two hospital acquisitions and announced two more, all aimed at preserving and reinforcing existing HMA hospital operations and communities: the Company completed an acquisition in Winder, Georgia; entered its first not-for-profit hospital joint venture in St. Cloud, Florida, and announced agreements to acquire hospitals in Naples, Florida, and Biloxi, Mississippi. Beyond current commitments, HMA has no immediate plans to acquire additional hospitals this year.

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Health Management Associates, Inc./Page 3

As previously announced on April 18, 2006, HMA sold $400 million of 6.125% Senior Notes due April 15, 2016. HMA intends to use the net proceeds from the sale of the Senior Notes to repay amounts outstanding under its senior revolving credit facility. Both Standard & Poor’s and Fitch Ratings rated these notes “A –”.

On April 12, 2006, the State of Massachusetts passed the Health Care Access and Affordability Act, which is a multi-faceted approach to provide health insurance coverage for all its citizens. It requires all individuals, who can afford to do so, to maintain health insurance through their employer, a state-run program, or in the individual market, and private insurance companies would be encouraged to provide lower-cost plans. “We are very pleased to see this kind of bi-partisan legislative approach begin to address the issue of the uninsured,” added Vumbacco. “We hope and expect that more states will pursue and follow a similar path.”

HMA’s senior management team will discuss HMA’s first quarter performance in greater detail on a live conference call and audio webcast later this morning. All interested investors are invited to access the webcast at 11:00 a.m. EDT, via HMA’s website located at www.hma-corp.com or via www.streetevents.com or join the conference call by dialing 877-476-3476. A copy of the audio webcast, along with any related information that HMA may be required to provide pursuant to Securities and Exchange Commission rules, will be archived on HMA’s website under the heading “Investor Relations.”

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. Upon completion of the previously announced transactions to acquire the 83-bed Cleveland Clinic Naples Hospital and the 189-bed Gulf Coast Medical Center, HMA will operate 62 hospitals in 16 states with approximately 8,817 licensed beds.

All references to “HMA” or the “Company used in this release refers to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables attached)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
Total revenue	$1,032,660	$908,159

Costs and expenses:
Salaries and benefits	405,783	353,684
Supplies and other	324,214	269,738
Provision for doubtful accounts	83,776	63,016
Depreciation and amortization	43,778	37,031
Rent expense	20,392	17,570
Interest, net	8,402	3,815
Write-off of deferred financing costs	4,628	—

Total costs and expenses	890,973	744,854

Income from continuing operations before minority interests and income taxes	141,687	163,305
Minority interests in earnings of consolidated entities	658	899

Income from continuing operations before income taxes	141,029	162,406
Provision for income taxes	54,266	62,142

Income from continuing operations	86,763	100,264
Income (loss) from discontinued operations, net of income taxes	450	(501)

Net Income	$87,213	$99,763

Basic net income (loss) per share:
Continuing operations	$0.36	$0.41
Discontinued operations	—	—

Basic net income per share	$0.36	$0.41

Diluted net income (loss) per share:
Continuing operations	$0.36	$0.40
Discontinued operations	—	—

Diluted net income per share	$0.36	$0.40

Weighted average number of shares outstanding:

Basic shares outstanding	240,692	245,030
Add: Employee Stock Options	2,728	3,852
Convertible debt	—	6

Diluted shares Outstanding	243,420	248,888

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$134,623	$137,259
Accounts receivable, net	762,883	706,215
Other current assets	179,323	217,269
Property, plant and equipment, net	2,173,501	2,084,963
Restricted funds	47,994	45,700
Other assets	974,101	964,132

	$4,272,425	$4,155,538

Liabilities and Stockholders’ Equity
Current liabilities	$440,940	$1,005,855
Deferred income taxes	143,287	131,112
Other long-term liabilities and minority interests	141,943	132,282
Long-term debt	1,192,603	611,241
Stockholders’ equity	2,353,652	2,275,048

	$4,272,425	$4,155,538

	Three Months Ended March 31,
	2006	2005
Same Hospitals*
Occupancy	50.2%	51.4%
Patient Days	331,847	337,281
Admissions	75,482	77,064
Adjusted Admissions	125,392	125,569
Average length of stay	4.4	4.4
Total surgeries	65,303	63,236
Outpatient Revenue percentage	49.3%	46.3%
Inpatient Revenue percentage	50.7%	53.7%

Total Hospitals*
Occupancy	49.7%	52.0%
Patient Days	382,497	359,930
Admissions	84,451	79,116
Adjusted Admissions	140,172	131,277
Average length of stay	4.5	4.5
Total surgeries	72,525	66,953
Outpatient Revenue percentage	49.4%	46.0%
Inpatient Revenue percentage	50.6%	54.0%

*	Continuing Operations

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2006 (a)	2005 (a)
Total revenue	$1,032,660	$908,159
Less acquisitions, corporate and other	116,585	48,326

Same hospital net patient service revenue	$916,075	$859,833

Income before income taxes	$141,029	$162,406
Add:
Interest, net	8,402	3,815
Depreciation and amortization	43,778	37,031
Write-off of deferred financing costs	4,628	—

EBITDA	197,837	203,252
Adjustment for acquisitions, corporate and other	(6,399)	(13,821)

Same hospital EBITDA	$204,236	$217,073

Same hospital EBITDA margins =
Same hospital EBITDA / same hospital net patient service revenue (b)	22.3%	25.2%

(a)	continuing operations
(b)	EBITDA is defined as earnings, before interest, deferred financing cost writeoffs, taxes, depreciation and amortization. EBITDA margin is defined as EBITDA divided by total revenue. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles in the United States, commonly known as GAAP, and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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